Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement No. 333-213271 on Form S-11 of our report dated March 26 2019, relating to the consolidated financial statements and financial statement schedule of CIM Income NAV, Inc. (formerly known as Cole Real Estate Income Strategy (Daily NAV), Inc.) and subsidiaries appearing in the Annual Report on Form 10-K of CIM Income NAV, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
April 16, 2019